Exhibit 10.15

August 7, 2024
Lisa Peraza
Via Electronic Mail
Re: Employment Terms
Dear Lisa:
Connect Biopharm LLC (the “Company” or “Connect”) is pleased to offer you the position of Vice President, Finance. As applicable, references to Company or Connect also include its affiliated entities.
This position reports directly into David Szekeres, the Company’s President. You are expected to be present at the San Diego office consistent with the Company’s Flexible Work Policy (Hybrid Model). You will also be required to attend on-site meetings and work at our offices as needed and communicated by your supervisor. The Company may change your position, duties, and work location from time to time in its discretion. This is a full-time, exempt position.
Your base salary will be paid at the rate of $33,333 per month ($400,000 on an annualized basis), less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.
For each calendar year during your term of employment, you will be eligible to receive a target discretionary annual bonus of up to 35% of your base salary, based on the Company’s performance and your individual performance. A performance review rating of “Meets Expectations” or better for the applicable year must be achieved to be eligible for this bonus. For 2024, if you meet all eligibility requirements under the bonus plan, your bonus will be prorated from your hire date to the end of the calendar year. Whether the Company awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by the Board of Directors (the “Board”) of Connect Biopharma Holdings Limited (“Parent”) or its designee. If the Board or its designee approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the following year. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.
During your employment, you will be eligible to participate in the standard benefits plans offered to similarly-situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.
Subject to approval by the Board or its designee, Parent anticipates granting you an option to purchase 400,000 ordinary shares of Parent with an exercise price equal to the fair market value as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of Parent’s equity plan under which the Option is granted (the “Plan”) and your grant agreement, and will include a four year vesting schedule, under which 25% of the total shares subject to your Option will vest 12 months after your start date, and 1/48th of the total shares subject to your Option will vest at the end of each month thereafter, until either the Option is fully vested or your continuous service terminates, whichever occurs first.
All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order. In addition, nothing in this offer letter shall prevent you from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.
Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. You may be eligible for severance under certain circumstances as set forth on the Addendum to Employment Offer Letter for Severance Benefits.
This offer is contingent upon a reference and background check satisfactory to the Company and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. The documentation necessary to complete a background check, if required, will be provided separately.
To the extent permissible by applicable law, to ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this offer letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rulesemployment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
This offer letter may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This offer letter may be executed and delivered by .pdf file and upon such delivery the .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
Any notice required or permitted by this offer letter or any Addendum or attachment hereto shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to you at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
This offer letter, together with the Employee Confidential Information and Inventions Assignment Agreement and the Addendum to Employment Offer Letter for Severance Benefits, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein, and supersede any other such promises, warranties, representations or agreements between you and the Company. This offer letter may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.
This offer letter will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.
Any successor to Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets shall assume Company’s obligations under this offer letter and the Addendums hereto and perform Company’s obligations under this this offer letter and the Addendums hereto in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession. For all purposes under this this offer letter and the Addendums hereto, the term “Company” shall include any successor to Company’s business and/or assets. Without the written consent of Company, you shall not assign or transfer this offer letter and the Addendums hereto or any right or obligation under this this offer letter and the Addendums hereto to any other person or entity. Notwithstanding the foregoing, the terms of this this offer letter and the Addendums hereto and all you rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
All sections, clauses and covenants contained in this offer letter and the Addendums hereto are severable, and in the event any of them shall be held to be invalid by any court, this offer letter and the Addendums hereto shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

Please sign and date this letter and the enclosed Employee Confidential Information and Inventions Assignment Agreement and Addendum to Employment Offer Letter for Severance Benefits and return them to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on August 12, 2024.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ David Szekeres
David Szekeres
President

Understood and Accepted:
/s/ Lisa Peraza                 8/7/2024
Lisa Peraza                        Date